Amendment to ALPS ETF Trust Distribution Agreement

This Amendment to the ALPS ETF Trust Distribution Agreement (this “Amendment”) between ALPS ETF Trust, a Delaware statutory trust (the “Trust”), and ALPS Portfolio Solutions Distributor, Inc. (“ALPS”) is effective as of February 1, 2021.

WHEREAS, the Trust and ALPS have entered into an ALPS ETF Trust Distribution Agreement dated April 16, 2018, as amended (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement to reflect the addition of two Portfolios.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Appendix A of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

2.       Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST		ALPS PORTFOLIO SOLUTIONS
DISTRIBUTOR, INC.

By:	/s/ Bradley Swenson	By:	/s/ Bradley Swenson
Name:	Bradley Swenson	Name:	Bradley Swenson
Title:	President	Title:	President

APPENDIX A

LIST OF PORTFOLIOS

ALPS REIT Dividend Dogs ETF

ALPS Equal Sector Weight ETF

Alerian MLP ETF

ALPS Sector Dividend Dogs ETF

Barron's 400 ETF

ALPS International Sector Dividend Dogs ETF

RiverFront Strategic Income Fund

Alerian Energy Infrastructure ETF

ALPS Emerging Sector Dividend Dogs ETF

ALPS Medical Breakthroughs ETF

RiverFront Dynamic Unconstrained Income ETF

RiverFront Dynamic Core Income ETF

RiverFront Dynamic US Dividend Advantage ETF

RiverFront Dynamic US Flex-Cap ETF

ALPS Disruptive Technologies ETF

ALPS Clean Energy ETF

ALPS Active REIT ETF

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